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                                                                   Exhibit 99.4

               CONSENT OF CREDIT SUISSE FIRST BOSTON CORPORATION

Board of Directors
SmartForce PLC
900 Chesapeake Drive
Redwood City, CA 94063

Members of the Board:

   We hereby consent to the inclusion of (i) our opinion letter, dated January 16, 2002, to the Board of Directors of SmartForce PLC (the "Company") as Annex B to the joint proxy statement/prospectus included in the Registration Statement of the Company on Form S-4 (the "Registration Statement") relating to the proposed merger involving the Company and Centra Software, Inc., and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled "SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS--Our reasons for proposing the merger of SmartForce and Centra", "THE PROPOSED MERGER--Background of the Merger", "THE PROPOSED MERGER--Recommendation of SmartForce's Board of Directors and SmartForce's Reasons for the Merger", and "THE PROPOSED MERGER--Opinion of SmartForce's Financial Advisor". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/S/  CREDIT SUISSE FIRST BOSTON CORPORATION
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CREDIT SUISSE FIRST BOSTON CORPORATION

Date: March 21, 2002